Exhibit 99

April 8, 2008

For Immediate Release

Contacts:	Alan Miller
Butch Porter
Telephone:	304-257-4111

Highlands Bankshares, Inc. Announces Repurchase of Common Stock

The Board of Directors of Highlands Bankshares, Inc. has authorized management to purchase up to 100,000 shares of the Corporation’s common stock. This amounts to approximately 7% of the Company’s outstanding shares. The stock will be repurchased on the open market and/or by privately negotiated transactions as management and the Board of Directors deem prudent. The authorization to purchase shares is extended to shareholders of record as of, or after, April 8, 2008.  The  repurchase period will extend through December 31, 2008, unless said number of shares are repurchased prior to this date and unless the period is extended by the Board of Directors. The Board of Directors also reserves the right to deny any purchase in their discretion for any reason and reserves the right to terminate the repurchase period prior to the above date or prior to said number of shares being repurchased.

Highlands Bankshares Inc. is a financial holding company operating 11 banking locations in West Virginia and Virginia through its two wholly owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and insurance services through its wholly owned subsidiary HBI Life Insurance Company.